Exhibit 99.1

Borqs Announces Receipt of Nasdaq Listing Determination;

To Request Hearing

October 18, 2017 – Borqs Technologies, Inc. today announced that on October 12, 2017, the Company received notice from the Listing Qualifications Staff of The NASDAQ Stock Market LLC ("Nasdaq") that, based upon the Company's non-compliance with the minimum round lot shareholder requirements for the listing of its common stock and warrants on The Nasdaq Capital Market under Nasdaq Listing Rules 5505(a)(3) and 5515(a)(4), respectively, these securities would be subject to delisting from Nasdaq unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the "Panel"). The Company intends to timely request a hearing before the Panel, and that request will stay any delisting action by Nasdaq at least pending the issuance of the Panel's decision following the hearing and the expiration of any extension of time granted to the Company by the Panel.

About Borqs Technologies, Inc. (Nasdaq: BRQS)

Borqs Technologies, Inc. is a global leader in embedded software and products for the Internet of Things (IoT) providing customizable, differentiated and scalable Android-based smart-connected mobile devices and cloud-service solutions. With research and development centers in China and India, and a strong presence in the USA, Borqs designs, develops and provides turnkey solutions to unleash human potential and enable a more intelligent and interconnected planet.

For more information about Borqs, please visit: http://www.borqs.com/.